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                                                                     Ex. 23.1

                      Consent of Independent Accountants

Board of Directors
Intercorp Excelle Inc.

We consent to the incorporation by reference in the Registration Statement of Intercorp Excelle Inc., on Form S-8 of our report, dated March 13, 1998, relating to the consolidated balance sheets of Intercorp Excelle, Inc. and subsidiaries as of January 31, 1998 and January 31, 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three years period ended January 31, 1998, which report appears in the January 31, 1998 Annual Report on Form 10-KSB of Intercorp Excelle Inc.


Toronto, Ontario                                  Schwartz Levitsky Feldman
October 7, 1998




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